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                                                                      EXHIBIT XI

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is by and between Norex Industries Inc. ("Buyer"), a Cayman Islands company, and Orkla ASA ("Seller"), a Norwegian company and holder of capital stock of Prosperity Investments, Inc. ("Prosperity"), a British West Indies company.

                                   WITNESSETH:

     WHEREAS, the authorized capital stock of Prosperity consists of 1,800 shares of capital stock, $1.00 par value (the "Prosperity Stock"), of which 1,700 shares are issued and outstanding; and

     WHEREAS, Seller owns a total of 800 shares of Prosperity Stock; and

     WHEREAS, Buyer has given due notice of the exercise of an option under that certain Shareholders' Agreement dated 11 October 1995 between the Buyer and the Seller pursuant to which the Buyer will acquire 400 shares of Prosperity Stock (the "Option") at a price of $1,100,000 (the "Option Price") from the Seller; and

     WHEREAS, Seller desires to sell and transfer the remaining 400 shares of Prosperity Stock (the "Remaining Prosperity Stock") to the Buyer in exchange for $2,900,000 and Buyer desires to effectuate such purchase, all upon the terms and subject to the conditions hereinafter contained;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

                              I. PURCHASE OF SHARES

     1.1 Purchase. Based upon the representations, warranties and agreements of Buyer and Seller herein contained, and on the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Buyer hereby agrees to purchase, acquire and accept from Seller the Remaining Prosperity Stock and Seller hereby agrees to sell, assign, transfer and deliver to Buyer the Remaining Prosperity Stock free and clear of all security interests, encumbrances and adverse claims for a total of $2,900,000 (the "Purchase Price") to be paid via wire transfer in immediately available funds to an account designated by the Seller.

     1.2 Delivery. On the Closing Date, Seller shall deliver a certificate to the Buyer representing the Remaining Prosperity Stock, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached, free and clear of all security interests, encumbrances and adverse claims. Against such delivery, the Buyer shall pay the Purchase Price in immediately available funds to an account designated by the Seller.


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                 II.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby warrants and represents to and agrees with Seller as follows:

     2.1 Status of Buyer. Buyer is a duly organized and validly existing company, organized under the laws of the Cayman Islands, and has full power and authority to execute and deliver this Agreement and to pay the Purchase Price to the Seller hereunder.

     2.2 Valid Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a valid, legal and binding obligation of Buyer, enforceable in accordance with its terms.

                  III. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby warrants and represents to and agrees with Buyer as follows:

     3.1 Lawful Owner. On the Closing Date, Seller will be the lawful owner of the Remaining Prosperity Stock, with full right, power and authority to sell, assign, transfer and deliver the Remaining Prosperity Stock, free and clear of any and all security interests, encumbrances and adverse claims, all pursuant to the provisions of this Agreement, and by so selling and transferring the Remaining Prosperity Stock, the Seller will not be in violation of any contractual or other commitment to any person or entity whatsoever. All of the Remaining Prosperity Stock will on the Closing Date be duly authorized, validly issued and outstanding, fully paid and nonassessable.

     3.2 Valid Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a valid, legal and binding obligation of Seller, enforceable in accordance with its terms.

                                   IV. CLOSING

     The Closing hereunder will take place (Closing Date) seven days after the date of acceptance by the Seller at which time the delivery of the Purchase Price and Remaining Prosperity Shares, as described in Section 1.2, will occur.

                                V. MISCELLANEOUS

     5.1 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay his or its respective expenses incurred in connection with the performance of this Agreement, and no party shall be entitled to reimbursement therefore from any other party.

     5.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.


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     5.3 Choice of Law. This Agreement is governed by Norwegian law and Buyer and Seller hereby agree that any dispute arising from or in connection with this Agreement shall be resolved by arbitration in Oslo pursuant to Chapter 32 of the Norwegian Civil Procedure Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date below written.


ON BEHALF OF                                ON BEHALF OF
NOREX INDUSTRIES INC.                       ORKLA ASA



/s/ Kristian Siem                           /s/ Morten Blix
- ----------------------------------------    ---------------------------------
Kristian Siem, Chief Executive Officer      Morten Blix, Portfolio Manager



                                            5 September 1996
                                            ---------------------------------
                                            Date


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